EXHIBIT 23

                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Valley National Bancorp:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Valley National Bancorp of our report dated January 25, 1993, relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, which report is incorporated by reference in the December 31, 1992 Annual Report on Form 10-K of Valley National Bancorp.



                              /s/
                              KPMG Peat Marwick



Short Hills, New Jersey
March 23, 1994